Exhibit 99.1 Press Release issued October 3, 2005.
ResCare • 10140 Linn Station Road • Louisville, Kentucky 40223-3813 • Phone: 502.394.2100 • www.rescare.com

CONTACT:	Nel Taylor Chief Communication Officer 502/394-2100
RESCARE RESTRUCTURES DEBT THROUGH PRIVATE OFFERING OF 7 3/4%
SENIOR NOTES AND REPURCHASE OF 10 5/8% SENIOR NOTES IN TENDER OFFER

Obtains $175 Million Revolving Credit Facility
LOUISVILLE, Ky. (October 3, 2005) – ResCare, Inc. (NASDAQ/NM:RSCR), the nation’s leading provider of residential, training, educational and support services for people with disabilities and special needs, today announced that it has issued $150 million of 7 3/4% Senior Notes due October 15, 2013 (the “Senior Notes”) under Rule 144A of the Securities Act of 1933 in a private placement managed jointly by J.P. Morgan Securities Inc. and Goldman, Sachs & Co. The Senior Notes are unsecured obligations ranking equal to existing and future senior debt and will be effectively subordinated to existing and future secured debt.
ResCare stated that a portion of the proceeds from the offering of the Senior Notes has been used to repurchase $119,645,000 (approximately 79.8%) aggregate principal amount of its 10 5/8% Senior Notes due November 15, 2008 (the “10 5/8% Notes”), which had been validly tendered and accepted for purchase in its previously announced cash tender offer and consent solicitation that expired at 5:00 p.m., New York City time, on September 30, 2005. The 10 5/8% Notes were purchased for $1,060.85 per $1,000 principal amount. ResCare intends to use the balance of the proceeds from the offering of the Senior Notes and existing cash to repurchase or redeem any 10 5/8% Notes not purchased in the tender on or after November 15, 2005.
ResCare also announced that it has amended and restated its existing senior secured credit facility from a bank syndicate led by J.P. Morgan Securities Inc., as lead arranger and bookrunner and JPMorgan Chase Bank, N.A., as administrative agent. As amended and restated, the facility consists of a $175 million revolving credit facility, which could be increased to $225 million at the Company’s option, subject to customary conditions. The credit facility expires on October 3, 2010, and is secured by a lien on the assets of the Company and its subsidiaries. The credit facility will be used primarily for working capital purposes and for letters of credit required under its insurance programs. In connection with these refinancing transactions, ResCare repaid in full its outstanding term loan, which totaled $28 million as of June 30, 2005.
Ronald G. Geary, chairman, president and chief executive officer, remarked, “The successful refinancing is a tribute to our continued strong operating performance across all divisions. These transactions are part of our ongoing effort to strengthen our balance sheet, lower our interest costs and enhance our capital structure. The interest savings going forward will significantly enhance our future free cash flow position.”

About ResCare
ResCare, founded in 1974, offers services to some 41,000 people in 34 states, Washington, DC, Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, Kentucky. More information about ResCare is available on the Company’s web site at http://www.rescare.com.
Forward-Looking Statements and Disclaimers
The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company’s results to differ materially from those contained in such forward-looking statements. Please refer to those disclosures.
The Senior Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the Senior Notes.
This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Company’s 10 5/8% Notes. The offer to buy 10 5/8% Notes was made exclusively pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated August 29, 2005.
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